Exhibit 99.1

KIWIBOX.COM Released Platform for Easiest URL Shortening to Its Online Community for Young Adults and Old Teens to Explore, Connect, Party

NEW YORK, June 8 /PRNewswire-FirstCall/ -- KIWIBOX.COM, Inc. (OTC Bulletin Board: KIWB) announced today that they have developed and released a platform for URL shortening appropriately called- "4kiwi". This technology, available on its social network website and worldwide under the URL www.4kiwi.com, shortens extensive links into something more convenient and manageable. This will make the social networking site and the interaction with other platforms simpler, neater and more efficient, without the presence of run-on links, while increasing the identification with the brand and social network site "kiwibox".

Link shortening through 4kiwi.com can benefit both corporate and personal agendas.

Examples of corporate benefits include: minimization of the amount of incorrect sites visited by a potential customer, simpler ways to measure effectiveness through link tracking, and the ability to unify links and improve your prospects' experience. In order to measure this effectiveness, link tracking uses measurements such as: amount of clicks per URL, time spent on the site, location of the user, and metadata. Examples of personal benefits include an easier way to dictate a URL to a friend, avoiding link breakage in emails or messages, evading URL garbling, and using the smallest amount of space possible. Limited space is a huge issue, especially in today's social media centered world. Twitter was a large instigator in this URL shortening trend due to the character limit imposed on its site. Users on Twitter have a 140 character limit which is severely hindered if they post a lengthy link. In the past, Twitter has been known to use bit.ly and in January, 2010 they encoded 3.4 billion links (including Twitter and other sites) and continue to have record days.

4kiwi.com encompasses many more benefits than its leading competitors. Unlike other sites, when a link is shortened through 4kiwi.com, options include: posting the shortened link directly to kiwibox, facebook, or twitter, as well as being able to easily attach it in an email. 4kwi.com is the dawn of a new age and kiwibox.com has once again shown that it is a fierce competitor in the social networking world.

About  KIWIBOX.COM:

KIWIBOX.COM is the only stand-alone social network community company whose shares are traded in the public stock  market under the trading symbol "KIWB". KIWIBOX.COM was founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years. In 2008, the company launched a new version 2.0, expanding its community to serve old teens & young adults to explore, connect and party. After a restructuring of the company in 2009, a new website technology platform was announced in 2010. Further developments and integration of mobile and strategy technology, in combination with traditional marketing efforts are planned to increase membership and to be a prominent website in the social networking world for young adults and old teens.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

CONTACT: Andre Scholz, +1-212-239-8210, ascholz@kiwiboxinc.com